Exhibit 99.1

Ron Hubbard

Vice President, Investor Relations

P: 615.269.8290

News Release

HEALTHCARE REALTY TRUST ANNOUNCES KEY LEADERSHIP CHANGES

Increases leadership alignment with operational and capital allocation initiatives

Reaffirms forward-looking guidance and expectations for 2024

NASHVILLE, Tennessee, September 16, 2024 — Healthcare Realty Trust today announced key leadership changes to extend the Company’s operational momentum and increase focus on execution, acceleration of growth, and accretive capital allocation. Rob Hull will become Chief Operating Officer, Ryan Crowley will be promoted to Executive Vice President and Chief Investment Officer, and Julie Wilson will become Chief Administrative Officer. In addition, Austen Helfrich will become Interim Chief Financial Officer, succeeding Kris Douglas, who will depart the Company. These changes will be effective October 1. Healthcare Realty’s Board of Directors has formed a search committee, led by Tom Bohjalian, to hire a permanent CFO and engaged executive search firm Ferguson Partners to assist with the process.

“I’m enthusiastic about the energy and new perspectives this team brings to the execution of our operational and capital allocation initiatives. These leadership changes increase our focus on capturing the upside embedded in our portfolio and elevating performance by accelerating the buildout of our growing data analytics platform,” said Todd Meredith, President and CEO of Healthcare Realty. “I appreciate the significant contributions Kris Douglas has made to Healthcare Realty over nearly nine years as CFO and during his 21-year career at the Company. We wish him all the best in the future as he pursues other opportunities.”

The Company also reaffirmed its guidance for the third quarter and full year 2024, including normalized FFO per share and all other forward-looking guidance provided with the Company’s second quarter earnings release. The Company will provide additional commentary on its expected 2024 earnings and business updates during its third quarter earnings call.

Interim CFO Austen Helfrich has served as First Vice President, Portfolio Strategy, responsible for the Company’s joint venture and dispositions strategy. Since joining the Company in 2019, Mr. Helfrich has led the formation and expansion of the Company’s joint venture program, including partnerships with Nuveen, CBRE Investment Management and KKR. Prior to joining Healthcare Realty, he was with Point72 Asset Management, where he was responsible for investing in the healthcare services sector. Previously, Mr. Helfrich worked at Columbus Hill Capital Management and in Citigroup’s investment banking division. He holds a Bachelor of Arts in Politics, Philosophy and Economics from the University of Pennsylvania.

As Chief Operating Officer, Rob Hull will be responsible for overseeing the Company’s portfolio performance. Rob has led the leasing team’s efforts to accelerate new leasing volume to more than 400,000 square feet in each of the last four quarters and drive more than 110 basis points of occupancy improvement over the last three quarters. His responsibilities will expand to accelerate portfolio performance through the coordinated leadership of leasing, project management, asset management, and property operations. Mr. Hull has served as Executive Vice President, Investments since 2017, assuming responsibility for the Company’s portfolio leasing in late 2021.

Ryan Crowley will serve as Executive Vice President and Chief Investment Officer, responsible for acquisitions, dispositions, and re/development. Mr. Crowley has also been instrumental in the recent expansion of the Company’s disposition and joint venture efforts and will oversee joint venture relationships. Mr. Crowley has served as Senior Vice President, Investments since 2021. He has led the Company’s acquisition efforts since 2018, completing over $2.3 billion of acquisitions. Mr. Crowley has been with the Company for more than 18 years and directly involved with investment transactions valued at more than $5 billion.

In her role as Chief Administrative Officer, Julie Wilson will add human resources to her current leadership of the Company’s technology, marketing, and corporate responsibility teams. Ms. Wilson will bring a strategic focus to the Company’s talent management and development initiatives. She led the Company’s successful merger integration efforts and has overseen the largest portion of the Company’s over 550 employees as Executive Vice President, Operations since 2021.

About Healthcare Realty

Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes nearly 675 properties totaling approximately 40 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com.

Ron Hubbard

Vice President, Investor Relations

P: 615.269.8290

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty, including its Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors,” and in its Quarterly Reports filed thereafter and in the Company’s other SEC filings. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.